Exhibit 99.1

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of December 5, 2013 (this “Agreement”), by and among Sterigenics U.S., LLC, a Delaware limited liability company (“Parent”), Sterigenics Florida Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Fort Ashford Holdings, LLC (“Fort Ashford”) and Richard G. Hunter, Ph.D (“Dr. Hunter”). For purposes of this Agreement, Fort Ashford and Dr. Hunter are each a “Holder” and, collectively, the “Holders.”

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub, and Food Technology Service, Inc., a Florida corporation (the “Company”) are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or supplemented pursuant to its terms, the “Merger Agreement”);

WHEREAS, each Holder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Holder’s name on Schedule A hereto;

WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Merger Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Holder enter into this Agreement, and each Holder has agreed to the obligations set forth herein.

NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the foregoing and the representations, warranties, covenants, agreements, obligations and undertakings contained herein, the parties hereto agree as follows:

1.1 Authorization; Binding Agreement. Each Holder, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

(a) Such Holder, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the performance of such Holder’s obligations hereunder are within such Holder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Holder.

(b) This Agreement has been duly and validly executed and delivered by such Holder, and (assuming the due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(c) Such Holder is the record and beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of the shares of Company Common Stock set forth opposite such Holder’s name on Schedule A hereto (the “Shares”), free and clear of all Liens (including any restriction on the right to vote any such shares or otherwise transfer any such shares), other than any restriction imposed under the Securities Act or the Exchange Act. The Shares listed on Schedule A hereto opposite such Holder’s name constitute all of the shares of Company Common Stock and/or Company Stock Options held by such Holder. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Holder’s shares of Company Common Stock and/or Company Stock Options.

1.2 Authorization; Binding Agreement. The Parent represents and warrants to each Holder as follows:

(a) Each of the Parent and the Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the performance of the Parent’s and the Merger Sub’s obligations hereunder are within the Parent’s and the Merger Sub’s corporate or organizational powers, as applicable, and have been duly authorized by all necessary corporate or organizational actions on the part of the Parent and the Merger Sub.

(b) This Agreement has been duly and validly executed and delivered by the Parent and the Merger Sub, and constitutes a valid and binding obligation of the Parent and the Merger Sub enforceable against such party in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

ARTICLE 2
COVENANTS

2.1 Limitations on Transfer. During the period from the date of this Agreement through the earliest of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time and (iii) any termination of this Agreement in accordance with its terms (such earliest date, the “Expiration Date”), each Holder shall not, directly or indirectly, cause or permit to be effected any Transfer (as defined below) of any of the shares of Company Common Stock or Company Stock Options held by such Holder. Each Holder shall be deemed to have effected a “Transfer” of such Holder’s shares of Company Common Stock or Company Stock Options if such Holder directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such shares or options or any interest therein to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such shares or options or any interest therein to any Person other than Parent; or (iii) reduces such Holder’s record or beneficial ownership of such shares or options.

2.2 No Shop; No Public Disclosures. Until the Expiration Date, each Holder shall not, nor shall it permit any of its controlled Affiliates to, take any of the actions prohibited by Section 6.4(b) of the Merger Agreement, to the same extent as if such Holder and its controlled Affiliates were subject to the limitations imposed upon the Company pursuant to Section 6.4(b) of the Merger Agreement and each was a party to the Merger Agreement, provided that nothing herein shall limit the Company’s actions to the extent permitted by Section 6.4 of the Merger Agreement or any of the actions of the directors of the Company in furtherance of such permitted actions and, if the Company is permitted to participate in discussions and negotiations with respect to an Acquisition Proposal pursuant to Section 6.4(d) of the Merger Agreement, the Holder and its Affiliates may also participate in such discussions and negotiations. From the date hereof through the date that is one hundred eighty (180) days after the Effective Time, each Holder shall not make any public disclosures or public announcements that criticize or disparage the Merger Agreement or the transactions contemplated thereby without the consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such disclosure is (i) required by Law or a securities exchange, (ii) required in response to a valid order of a court or authorized agency of government or other legal process, (iii) made in connection with a dispute between the parties hereto, the Company and/or their Affiliates, or (iv) made to such Holder’s members, partners (including limited partners), auditors, fund managers, fund administrators or other Representatives, subject to such disclosures being made on a confidential basis.

2.3 Voting of Shares. At the Company Stockholders Meeting and at any other meeting of the Company’s stockholders, and at any postponement or postponements or adjournment or adjournments thereof, however called, and on every action or approval by written consent of stockholders of the Company, each Holder will appear at such meeting, in person or by proxy, or otherwise cause his or its non-control Shares to be counted as present thereat for purposes of establishing a quorum and will vote or cause to be voted all non-control Shares over which it has sole voting power, and it will use best efforts to cause any non-control Shares over which it shares voting power to be voted (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby including, without limitation, the Merger), and any actions required in furtherance thereof, (ii) against any other proposal for action or agreement that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, nullify, adversely affect or be in opposition to or in competition or inconsistent with the consummation of the transactions contemplated by the Merger Agreement, (iii) against any Acquisition Proposal or other transaction pursuant to which any Person other than Parent or any of its Affiliates would acquire all or substantially all of the Company’s assets or all or a majority of any class of the Company’s capital stock, and (iv) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act. For purposes of this Section 2.3, “non-control Shares” shall mean those Shares beneficially owned by a Holder and not subject to the Florida Control-Share Act as set forth in Section 607.0902 of the Florida Business Corporation Act.

2.4 Irrevocable Proxy. Each Holder constitutes and appoints Parent and each of its current and future executive officers, and each of them individually, as such Holder’s attorney-in-fact, agent and proxy (such constitution and appointment, the “Irrevocable Proxy”), with full power of substitution and resubstitution, to vote and otherwise act with respect to all of such Holder’s Shares at the Company Stockholders Meeting or other meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of the Company, on the matters specified in, and in accordance and consistent with the manner specified in Section 2.3. THE PROXY AND POWER OF ATTORNEY GRANTED HEREBY BY EACH HOLDER ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH HOLDER MAY TRANSFER ANY OF HIS OR ITS SHARES IN BREACH OF THIS AGREEMENT. Each Holder hereby revokes all other proxies and powers of attorney with respect to all of such Holder’s Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Holder with respect thereto on the matters covered by Section 2.3. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any particular Holder, and any obligation of such Holder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Holder. It is agreed that Parent will only vote, or act by written consent in lieu of a meeting or otherwise with respect to, such Holder’s Shares with respect to the matters specified in, and in accordance with the provisions of, Section 2.3 hereof.

2.5 Agreement not to Tender. Each Holder hereby agrees not to tender its Shares in any tender offer, exchange offer or similar offer for the Company Common Stock made by any Person other than Parent or any of its Affiliates.

2.6 Additional Shares. Without limiting any provisions of the Merger Agreement, in the event (a) of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Holder’s Shares or (b) any Holder shall become the beneficial owner or record owner of any additional shares of capital stock of the Company or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2.3 hereof, in each case, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Holder immediately following the effectiveness of the events described in clause (a), or such Holder becoming the beneficial or record owner thereof, as described in clause (b), as though they were Shares of such Holder hereunder. Each Holder hereby agrees, while this Agreement is in effect, to notify Parent of the number of any new Shares acquired by such Holder, if any, after the date hereof.

2.7 Waiver of Appraisal Rights. Each Holder hereby irrevocably waives and agrees not to exercise any and all rights of appraisal pursuant to Section 1323 of the FBCA that such Holder may have with regard to the Merger.

2.8 Termination and Release.

(a) Each Holder, severally and not jointly, hereby agrees that, effective immediately prior to the Closing, the agreements set forth on Schedule B hereto, and all of the obligations of the Company and its Affiliates thereunder, shall terminate without any Liability or obligation on the part of the Company or its Affiliates with respect thereto.

(b) Effective as of the Effective Time, each Holder, each for itself, its agents, affiliates (other than the Company and its Subsidiaries) and past, present or future successors and assigns, irrevocably, unconditionally and completely fully and forever releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely fully and forever waives and relinquishes each and every Claim that the Holder may have had in the past, may now have or may have in the future against any of the Releasees, directly or indirectly relating to or directly or indirectly arising out of: (i) any written or oral agreements or arrangements occurring, existing or entered into by the Holder at any time up to and including the Closing, related to the Releasees; and (iii) any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the Closing related to the Releasees, including, without limitation, any Claim; provided, however, in each case that such Holder and its agents, affiliates and successors and assigns are not releasing (A) the right of the Holder to receive the consideration payable to it as a stockholder of the Company pursuant to the Merger Agreement, (B) if the Holder becomes a Representative (as defined in the Merger Agreement), the rights of the Holder as the Representative under the Merger Agreement and (C) rights to indemnification from the Company in the Holder’s or any of their affiliates’ or employees’ capacity as a director or employee of the Company.

(c) Each Holder will not make any claims or bring any Actions against the Company or its Subsidiaries.

(d) The term “Releasees” means each of the Company and its Affiliates (including Parent and its Affiliates after the Closing), and each of their past, present or future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, assigns, directors, officers, shareholders, employees, agents, attorneys and representatives (in each case, other than the Holder). The term “Claim” means all disputes, claims, counterclaims, controversies, demands, damages, rights, obligations, Liabilities, payments or contracts, actions and causes of action, suits, debts, duties, dues, sums of money, costs, expenses, accounts, reckonings, bonds, bills, specialties, covenants, agreements, variances, trespasses, judgments, extents, liens and executions of every description, kind and nature past, present or future at law, in equity or otherwise whether liquidated or unliquidated, matured or unmatured, absolute or contingent (including any claims for indemnification and contribution based on acts, omissions or occurrences), which have arisen, occurred or existed at any time prior to the Closing Date and related to the Releasees, including, without limitation, (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by the Holder in the Holder’s capacity as a stockholder, director, officer or employee of the Company or in any other capacity. Without limiting the foregoing, the foregoing shall not constitute a waiver of defenses that the Holder has against a claim, if any, brought against such Holder by the Releasees.

(e) Each Holder acknowledges that such Holder has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Holder, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Holder may have thereunder, as well as under any other statute or common law principles of similar effect.

2.9 Termination. This Agreement shall terminate automatically upon the termination of the Merger Agreement in accordance with the terms set forth in Section 8.1 thereof. Upon termination of this Agreement, this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub or any Holder hereunder; provided, however, that nothing herein shall relieve any party from liability for a willful and knowing breach of this Agreement.

2.10 Miscellaneous.

(a) Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or two (2) Business Days after such deposit for deliveries outside the United States, in each case with proof of delivery from the courier requested; or (iv) three (3) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto, as follows:

If to Parent or Merger Sub to:

Sterigenics U.S., LLC
Three Parkway North, Suite 100N
Deerfield, IL 60015
Attention: Corey H. Grauer
Fax: (630) 928-1703

With a copy (which shall not constitute notice) to:

Holland & Knight LLP
131 South Dearborn Street
30th Floor
Chicago, IL 60603
Attention: Michael Jones
Facsimile No.: (312) 578-666

If to a Holder, to the address or facsimile number set forth on such Holder’s signature page hereto.

(b) Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of Parent, Merger Sub and the Holders; except that Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates to which it assigns its rights under the Merger Agreement; provided that such transfer or assignment shall not relieve Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(c) Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein or therein) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement and (ii) is not intended to confer any rights or remedies upon any Person other than the parties hereto. For the avoidance of doubt, this Section 2.10(c) shall not limit or supersede the Merger Agreement or any exhibits, schedules or other documents attached thereto or contemplated thereby. The Company is an express third-party beneficiary of this Agreement.

2.11 Schedules; Interpretation. When a reference is made in this Agreement to an Article or to a Section, Schedule or Exhibit, such reference shall be to an Article of or a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule, Exhibit or certificate hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules and Exhibits annexed to this Agreement or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit to this Agreement but not otherwise defined herein, shall have the meaning assigned in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

(a) Counterparts. This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement. This Agreement shall become effective with respect to a Holder when a counterpart has been signed and delivered by such Holder, Parent and Merger Sub and the Merger Agreement is fully executed by all named parties thereto. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

(b) Amendment; No Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by each of the affected parties hereto. Parent, on the one hand, and any of the Holders, on the other hand, may (i) extend the time for the performance of any obligation or other act of the other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any breach of any term contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such breach in any subsequent instance or waiver of any breach of any other term contained in this Agreement.

(c) Governing Law; Jurisdiction; Waiver of Jury Trial; Enforcement.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(ii) Each of Parent, Merger Sub and the Holders hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Florida located in Miami-Dade county and of the United States of America located in Miami-Dade county, Florida (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 2.11(c)(ii) is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law. The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in the notice provision of this Agreement, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(iii) Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding between the parties in any action to enforce or defend this Agreement

(iv) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Relevant Court, without proof of actual damages (and each party waives any requirement for the securing or posting of any bond in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at law or in equity.

(d) Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

Parent:

Sterigenics U.S., LLC

/s/ Corey H. Grauer
By:	Corey H. Grauer
Title:	Vice President, General Counsel & Corporate Secretary

Merger Sub:

Sterigenics Florida Acquisition Corp.

/s/ Corey H. Grauer
By:	Corey H. Grauer
Title:	President, Secretary and Treasurer

[Signature Page to Stockholder Agreement]

The Holders:

Fort Ashford Holdings, LLC		Address:
120 Vantis Drive
/s/ Frank Kavanaugh		Suite 300
By:	Frank Kavanaugh	Aliso Viejo, CA 92656
Title:	Managing Director

/s/ Richard G. Hunter
Richard G. Hunter, Ph.D.		Address:
502 Prairie Mine Road
Mulberry, FL 33860

[Signature Page to Stockholder Agreement]

SCHEDULE A

LISTING OF HOLDERS

Holder	Number of Shares of Company Commons Stock held Beneficially and of Record	Number of Shares of Company Common Stock subject to Company Stock Options
Fort Ashford Holdings, LLC	841,845 (of which 122,746 Shares may be deemed to be “control shares” pursuant to Section 607.0902 of the Florida Business Corporation Act)	0

Richard G. Hunter, Ph.D.	2,317	60,000

SCHEDULE B

SCHEDULE OF AGREEMENTS

1.	Stock Acquisition Agreement, dated as of September 24, 2012, by and between Fort Ashford Holdings, LLC and Food Technology Service, Inc.